Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES ARBITRATION FINDINGS

LOWELL, ARKANSAS, September 20, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced today receipt of the arbitrators’ decision in its dispute with the BNSF Railway (BNI).

As a result of this decision, JBHT will record a one-time charge to net earnings in the third quarter of 2005, pursuant to the retroactive application of the decision to July 7, 2004, the date the arbitration commenced, of approximately $16.5 million, or approximately ten cents per diluted share, net of income taxes. Going forward, the Company estimates a reduction in net earnings of approximately two cents per diluted share in the fourth quarter due to an increase in purchased transportation expense.

The details of this arbitration award, as well as the Joint Service Agreement between us and the railroad, are confidential.  We believe the resolution of this matter will allow JBHT and BNI to continue their fifteen year history of providing efficient intermodal service to our customers.

“We are glad to have this proceeding behind us.  With this clear interpretation of our agreement accomplished, we expect to be able to continue to work with BNI to make our relationship even stronger than it was before.  We believe it remains an agreement of historic proportions that has changed the landscape of intermodal transportation and has not only greatly benefited the shipping public, but the two parties as well”, stated Kirk Thompson, President and Chief Executive Officer.

This report contains estimates and forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2004.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.